                                                                                                                                Exhibit 99.1
For further information:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com

For Immediate Release

PrivateBancorp Names Barbara E. Briick Controller and Chief Accounting Officer

CHICAGO, September 8, 2008— PrivateBancorp, Inc. (NASDAQ:  PVTB) today announced that Barbara E. Briick is named Controller and Chief Accounting Officer, effective immediately.
Briick joined PrivateBancorp from First Midwest Bancorp, Inc., where she most recently was Senior Vice President and Corporate Controller. At PrivateBancorp she is responsible for managing the accounting and external financial reporting functions for the company.
“We are pleased to welcome Barbara to PrivateBancorp,” said Dennis Klaeser, Chief Financial Officer. “Her considerable experience in serving as Controller for other public companies will be very valuable as we continue to execute PrivateBancorp’s Strategic Growth Plan.”
Briick replaces Paul Berley, who continues as PrivateBancorp’s Treasurer. She has a bachelor’s degree from St. Norbert College in Wisconsin and is a member of the American Institute of Certified Public Accountants, the Illinois Certified Public Accountants Society, the National Association of Stock Plan Professionals and the Society of Corporate Secretaries and Governance Professionals.

About PrivateBancorp, Inc.

PrivateBancorp, Inc. is a growing diversified financial services company with 22 offices in nine states and more than $7.5 billion in assets as of June 30, 2008. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families. To learn more, visit us at www.theprivatebank.com.